Exhibit 10(AA)

NON-COMPETITION AGREEMENT

This Non-Competition Agreement, made this 31st day of December, 2012 (“Agreement”), is by and between Carpenter Technology Corporation (the “Company”), and Mark S. Kamon (hereinafter the “Employee”).

WHEREAS, the relationship between the Company and the Employee is one in which the Company reposes special trust and confidence in the Employee and the Employee is exposed to confidential and proprietary information not previously known to Employee; and

WHEREAS, Employee already is subject to an eighteen (18) month Non-competition Covenant as a result of entering into Restricted Stock Award Agreements with the Company in 2009, 2010, 2011 and 2012; and

WHEREAS, the parties wish to extend the term of the Non-competition Covenant for an additional period of time.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

1.             Non-Competition. In consideration of the acceptance of the terms and conditions set forth in this Agreement, Employee’ existing eighteen (18) month Non-competition Covenant shall be extended for an additional eighteen (18) months for a total of thirty-six (36) months from the date the Employee’s employment with the Company terminates.

2.             Employee’s Promises. During this thirty-six (36) month period after the date the Employee’s employment with the Company terminates, Employee shall not either himself or together with other persons, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of or become the employee, consultant or independent contractor of any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by the Company as of the date the Employee’s Company employment ends; (ii) offer services to any business that is or has been at any time during a period of three (3) years prior to the Employee’s termination of Company employment a customer, vendor or contractor of the Company; or (iii) solicit any employee of the Company to terminate his or her employment with the Company for purposes of hiring such employee or hire any person who is an employee of the Company.

3.             Remedies. Employee acknowledges and agrees that in the event that Employee breaches any of the covenants in this Agreement, the Company will suffer immediate and irreparable harm and injury for which the Company will have no adequate remedy at law. Accordingly, in the event that Employee breaches any of the covenants in this Agreement, the Company shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to the Company. In addition to the other remedies in this Section to which the Company may be entitled, the Company shall receive attorneys’ fees and any other expenses incident to its maintenance of any action to enforce its rights under this Agreement.

In the event that any of the provisions of this Section 1 should be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

4.             Consideration and Survival. As consideration for extending the Non-competition Covenant for an additional eighteen (18) months, Employee shall receive a lump sum payment of $115,002.00, to be paid within sixty (60) days of Employee’s voluntary termination of employment but in no event later than June 30, 2013.

5.             Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof; such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, as determined by a court of competent jurisdiction. It is the intent of the parties that the covenants contained in Section 1 of this Agreement be enforced to the fullest extent permitted by applicable law.

6.             Choice of Forum. In light of the parties substantial contacts with the Commonwealth of Pennsylvania, each of the parties hereto consents to the in personam jurisdiction of any state court in the County of Berks, Pennsylvania and in any federal court in the Eastern District of Pennsylvania and waives any objection to the venue of any such suit, action or proceeding. In the event that any party hereto (the “Instituting Party”) institutes a proceeding involving this Agreement in a jurisdiction outside those designated, the Instituting Party will indemnify any other party hereto for any losses and expenses incurred by such other party that may result from the fact that the Instituting Party instituted such proceeding in a court outside those designated including without limitation any additional expenses incurred as a result of litigating in such other jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel. However, an Instituting Party instituting a proceeding in a court outside the designated places will not be required to indemnify the other parties pursuant to the provisions of this Section 6 if the Instituting Party is determined to be the prevailing party.

7.             Notice. Any notice or communication hereunder must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested or by delivering the same in person. Such notice will be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses and numbers of the parties will be:

If to the Company:	Carpenter Technology Corporation
P.O. Box 14662
Reading, PA 19612-4662

	Attn:	General Counsel

If to Kamon:		Mark S. Kamon
14015 RIVERVIEW LN KENNEDYVILLE, MD 21645

Any party may change its address for notice by written notice given to the other parties in accordance with this Section

8.             Service of Process. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in Section 7 and service thus made will be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

9.             Governing Law. This Agreement and the rights and obligations of the parties hereto will be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the Commonwealth of Pennsylvania.

Employee acknowledges that the Company has given Employee, and Employee has received, full and adequate consideration for the promises made and the restrictions contained herein. The promises and restrictions contained in this section shall run in favor of the Company and its successors and assigns, subsidiaries and affiliates, and shall survive the expiration, termination and/or non-renewal of this Agreement and/or the termination of Employee’s employment with the Company. Employee further agrees that any breach of the non-competition obligations set forth in Section 1 of this Agreement will extend the term of the non-compete obligation by the amount of time that Employee has breached this agreement so that Employee honors the non-competition provision for thirty-six (36) full and continuous months.

I have read, understand and accept the terms of the Covenant Not To Compete extended to me by Carpenter Technology Corporation.

/s/ Mark S. Kamon	12/20/2012
Mark S. Kamon	Date